Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley - Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Pamela Huggins, Vice President - Treasurer	216-896-2240
phuggins@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2015 First Quarter Sales, Net Income and Earnings per Share

•	Earnings per diluted share increased 15 percent to $1.85, or $1.89 adjusted for restructuring

•	Segment operating margins strong; reflecting restructuring benefits

•	Order growth positive across all segments

•	Company increases fiscal 2015 full year guidance

CLEVELAND, October 28, 2014 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2015 first quarter ended September 30, 2014. Fiscal 2015 first quarter sales were $3.27 billion, a first quarter record, compared with $3.23 billion in the prior year quarter. Net income was $280.2 million, a 15 percent increase compared with $244.3 million in the first quarter of fiscal 2014. Fiscal 2015 first quarter earnings per diluted share were $1.85, an increase of 15 percent compared with $1.61 in the prior year quarter. Excluding restructuring, earnings per diluted share for the first quarter of fiscal 2015 were $1.89, compared with $1.67 in the prior year quarter. A reconciliation of reported to adjusted earnings per share is included with the financial tables accompanying this news release. Cash flow from operations was $260.9 million or 8 percent of sales compared with $282.7 million in the prior year quarter.

“We are off to a very strong start in fiscal year 2015 reinforcing our positive view on the year,” said Chairman, CEO and President, Don Washkewicz. “As a result of the restructuring activities we engaged in last year, we are beginning to see stronger year-over-year segment operating margin performance which reached 15.9 percent this quarter or 16.1 percent adjusted. Margin performance was driven by improvements in our Diversified Industrial International and Aerospace businesses and continued strength in our Diversified Industrial North America business where we had an all-time record for quarterly operating margins. We continue to execute well.”

Segment Results
Diversified Industrial Segment: North American first quarter sales increased 6 percent to $1.47 billion, and operating income was $264.2 million compared with $234.2 million in the same period a year ago. International first quarter sales decreased 1 percent to $1.26 billion, and operating income was $189.8 million compared with $173.4 million in the same period a year ago.

Aerospace Systems Segment: First quarter sales decreased 6 percent to $534.6 million, primarily reflecting the impact of the joint venture between Parker Aerospace and GE Aviation recorded in the second quarter of fiscal 2014. Operating income was $65.3 million compared with $57.3 million in the same period a year ago.

Orders
Parker reported an increase of 5 percent in orders for the quarter ending September 30, 2014, compared with the same quarter a year ago. The company reported the following orders by business:

•	Orders increased 6 percent in the Diversified Industrial North America businesses compared with the same quarter a year ago.

•	Orders increased 2 percent in the Diversified Industrial International businesses compared with the same quarter a year ago.

•	Orders increased 12 percent in the Aerospace Systems segment on a rolling 12-month average basis.

Outlook
For the fiscal year ending June 30, 2015, the company has increased guidance for earnings from continuing operations to the range of $7.20 to $7.80 per diluted share, or $7.45 to $8.05 per diluted share on an adjusted basis. Fiscal year 2015 guidance is adjusted for expected restructuring expenses of approximately $0.25 per diluted share.

Washkewicz added, “We are increasing our fiscal 2015 guidance to reflect strong first quarter performance moderated by what we anticipate to be the expected negative effect of foreign currency. Macroeconomic readings indicate some uncertainty in demand levels, particularly internationally. However, savings resulting from the timely and solid execution of our restructuring activities give us confidence that we can achieve our earnings outlook and deliver a record year. Reflecting confidence in our outlook, last week the Board approved a 31 percent increase in the quarterly dividend and a new share repurchase authorization. Our goal is to repurchase $2 billion to $3 billion in shares in the next 24 months.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2015 first quarter results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales exceeding $13 billion in fiscal year 2014, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 57,500 people in 50 countries around the world. Parker has increased its annual dividends paid to shareholders for 58 consecutive fiscal years, among the top five longest-running dividend-

increase records in the S&P 500 index. For more information, visit the company's website at www.parker.com, or its investor information website at www.phstock.com.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems segment.

Note on Non-GAAP Numbers
This press release contains references to (a) earnings per diluted share without the effect of restructuring expense; (b) the effect of restructuring expenses on forecasted earnings from continuing operations per diluted share; and (c) segment operating margins without the effect of restructuring expense. The effects of restructuring expenses are removed to allow investors and the company to meaningfully evaluate changes in earnings per diluted share and segment operating margins on a comparable basis from period to period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; the ability to realize anticipated benefits of the consolidation of the Climate and Industrial Controls Group; ability to implement successfully the Company’s capital allocation initiatives, including timing, price and execution of share repurchases; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2014		Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2014	2013

Net sales	$3,269,932	$3,226,144
Cost of sales	2,459,865	2,476,409
Gross profit	810,067	749,735
Selling, general and administrative expenses	400,840	406,930
Interest expense	20,961	20,958
Other (income), net	(8,369)	(2,243)
Income before income taxes	396,635	324,090
Income taxes	116,464	79,770
Net income	280,171	244,320
Less: Noncontrolling interests	82	4
Net income attributable to common shareholders	$280,089	$244,316

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.88	$1.64
Diluted earnings per share	$1.85	$1.61

Average shares outstanding during period - Basic	148,738,828	149,237,306
Average shares outstanding during period - Diluted	151,073,635	151,860,261

Cash dividends per common share	$0.48	$0.45

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended September 30,
	2014	2013
Earnings per diluted share	$1.85	$1.61
Adjustments:
Restructuring charges	0.04	0.06
Adjusted earnings per diluted share	$1.89	$1.67

BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2014	2013
Net sales
Diversified Industrial:
North America	$1,471,812	$1,387,875
International	1,263,497	1,270,795
Aerospace Systems	534,623	567,474
Total	$3,269,932	$3,226,144
Segment operating income

Diversified Industrial:
North America	$264,236	$234,198
International	189,805	173,410
Aerospace Systems	65,349	57,298
Total segment operating income	519,390	464,906
Corporate general and administrative expenses	55,444	47,210
Income before interest expense and other expense	463,946	417,696
Interest expense	20,961	20,958
Other expense	46,350	72,648
Income before income taxes	$396,635	$324,090

RECONCILIATION OF NET SALES TO ADJUSTED NET SALES
(Unaudited)
	Three Months Ended September 30,
	2014	2013	% Change
Total net sales	$3,269,932	$3,226,144	1.4%
Adjustments:
Sales related to GE joint venture	—	49,510
Adjusted total net sales	$3,269,932	$3,176,634	2.9%

Aerospace Systems net sales	$534,623	$567,474	(5.8)%
Adjustments:
Sales related to GE joint venture	—	49,510
Adjusted Aerospace Systems net sales	$534,623	$517,964	3.2%

RECONCILIATION OF SEGMENT OPERATING MARGIN TO ADJUSTED SEGMENT OPERATING MARGIN
(Unaudited)	Three Months Ended
	September 30, 2014
	Operating income	Margin
As reported segment operating income	$519,390	15.9%
Adjustments:
Restructuring charges	5,849	0.2%
Adjusted segment operating income	$525,239	16.1%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2014
CONSOLIDATED BALANCE SHEET	(Unaudited)		(Unaudited)
	September 30,	June 30,	September 30,
(Dollars in thousands)	2014	2014	2013
Assets
Current assets:
Cash and cash equivalents	$1,092,137	$1,613,555	$1,945,623
Marketable securities	945,431	573,701	—
Trade accounts receivable, net	1,711,798	1,858,176	1,749,383
Non-trade and notes receivable	421,085	388,437	219,107
Inventories	1,441,439	1,371,681	1,465,431
Prepaid expenses	116,962	129,837	176,245
Deferred income taxes	147,410	136,193	123,390
Total current assets	5,876,262	6,071,580	5,679,179
Plant and equipment, net	1,755,254	1,824,294	1,833,748
Goodwill	3,068,420	3,171,425	3,285,228
Intangible assets, net	1,130,312	1,188,282	1,280,431
Other assets	914,377	1,018,781	709,778
Total assets	$12,744,625	$13,274,362	$12,788,364

Liabilities and equity
Current liabilities:
Notes payable	$702,018	$816,622	$1,335,339
Accounts payable	1,192,652	1,252,040	1,130,676
Accrued liabilities	834,569	960,523	808,218
Accrued domestic and foreign taxes	158,960	223,611	180,776
Total current liabilities	2,888,199	3,252,796	3,455,009
Long-term debt	1,482,492	1,508,142	1,506,744
Pensions and other postretirement benefits	1,328,123	1,346,224	1,309,981
Deferred income taxes	89,038	94,819	107,000
Other liabilities	374,409	409,573	319,859
Shareholders' equity	6,579,003	6,659,428	6,086,861
Noncontrolling interests	3,361	3,380	2,910
Total liabilities and equity	$12,744,625	$13,274,362	$12,788,364

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2014
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Three Months Ended September 30,
(Dollars in thousands)	2014	2013
Cash flows from operating activities:
Net income	$280,171	$244,320
Depreciation and amortization	81,768	85,580
Stock incentive plan compensation	40,559	48,998
Gain on sale of business	(5,782)	—
Net change in receivables, inventories, and trade payables	(60,018)	16,213
Net change in other assets and liabilities	(117,527)	(106,293)
Other, net	41,703	(6,127)
Net cash provided by operating activities	260,874	282,691
Cash flows from investing activities:
Acquisitions	—	1,491
Capital expenditures	(54,709)	(56,651)
Proceeds from sale of business	22,770	—
Purchase of marketable securities and other investments	(497,192)	—
Maturities and sales of marketable securities and other investments	50,528	—
Other, net	(2,324)	2,964
Net cash (used in) investing activities	(480,927)	(52,196)
Cash flows from financing activities:
Net payments for common stock activity	(44,494)	(44,905)
Net (payments for) proceeds from debt	(113,565)	1,269
Dividends	(71,607)	(67,388)
Net cash (used in) financing activities	(229,666)	(111,024)
Effect of exchange rate changes on cash	(71,699)	44,740
Net (decrease) increase in cash and cash equivalents	(521,418)	164,211
Cash and cash equivalents at beginning of period	1,613,555	1,781,412
Cash and cash equivalents at end of period	$1,092,137	$1,945,623

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2014
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2015
Forecasted earnings per diluted share	$7.20 to $7.80
Adjustments:
Restructuring charges	0.25
Adjusted forecasted earnings per diluted share	$7.45 to $8.05